PRINCIPAL VARIABLE CONTRACTS FUND, INC.
                              AMENDED AND RESTATED
                          INVESTMENT SERVICE AGREEMENT

         THIS INVESTMENT SERVICE AGREEMENT, to be effective the 1st day of April 2004, by and between PRINCIPAL VARIABLE CONTRACTS FUND, INC. (the "Fund"), an open-end investment company formed under the laws of Maryland, PRINCIPAL MANAGEMENT CORPORATION ("Manager"), an Iowa corporation, and PRINCIPAL LIFE INSURANCE COMPANY, a specially chartered Iowa life insurance company;

                                   WITNESSETH:

         WHEREAS, Principal Life Insurance Company has organized the Manager to serve as investment adviser and is the owner (through its subsidiaries) of all of the outstanding stock of the Manager; and

         WHEREAS, the Manager and the Fund have entered into a Management Agreement effective as of September 1, 1997 whereby the Manager undertakes to furnish the Fund with investment advisory services and certain other services; and

         WHEREAS, Principal Life Insurance Company is willing to make available to the Manager on a part-time basis certain employees and services of Principal Life Insurance Company and its subsidiaries for the purpose of better enabling the Manager to fulfill its investment advisory obligations under the Management Agreement, provided that the Manager bears all costs allocable to the time spent by them on the affairs of the Manager, and the Manager and the Fund believe that such an arrangement will be for their mutual benefit:

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

         1. The Manager shall have the right to use, on a part-time basis, and Principal Life Insurance Company shall make available on such basis, such employees of Principal Life Insurance Company and its subsidiaries and for such periods as may be agreed upon by the Manager and Principal Life Insurance Company and its subsidiaries, as reasonably needed by the Manager in the performance of its investment advisory services (but not its administrative, transfer and paying services) under the Management Agreement. It is anticipated that such employees will be persons employed in the Investment Department of Principal Life Insurance Company or its subsidiaries. Principal Life Insurance Company will also make available to the Manager or the Fund such clerical, stenographic and administrative services as the Manager may reasonably request to facilitate its performance of such investment advisory services.

         2. The employees of Principal Life Insurance Company and its subsidiaries in performing services for the Manager hereunder may, to the full extent that they deem appropriate, have access to and utilize statistical and economic data, investment research reports and other material prepared for or contained in the files of the Investment Department of Principal Life Insurance Company or its subsidiaries which is relevant to making investments for the Fund, and may make such materials available to the Manager, provided, that any such materials prepared or obtained in connection with a private placement or other non-public transaction need not be made available to the Manager if Principal Life Insurance Company or its subsidiaries deem such materials confidential.

         3. Employees of Principal Life Insurance Company or its subsidiaries performing services for the Manager pursuant hereto shall report and be responsible solely to the officers and directors of the Manager or persons designated by them. Principal Life Insurance Company or its subsidiaries shall have no responsibility for investment recommendations and decisions of the Manager based upon information or advice given or obtained by or through such Principal Life Insurance Company employees or employees of Principal Life Insurance Company subsidiaries.

         4. Principal Life Insurance Company will, to the extent requested by the Manager, supply to employees of the Manager (including part-time employees of Principal Life Insurance Company or its subsidiaries serving the Manager) such clerical, stenographic and administrative services and such office supplies and equipment as may be reasonably required in order that they may properly perform their respective functions on behalf of the Manager in connection with its performance of its investment advisory services under the Management Agreement.

         5. The obligation of performance under the Management Agreement is solely that of the Manager, and Principal Life Insurance Company and its subsidiaries undertake no obligation in respect thereto, except as otherwise expressly provided herein.

         6. In consideration of the services to be rendered by Principal Life Insurance Company or its subsidiaries and their employees pursuant to this Investment Service Agreement, the Manager agrees to pay Principal Life or its subsidiaries within 10 days after the end of each calendar month, or as otherwise agreed, an amount calculated in accordance with Schedule A, attached hereto.

         7. This Investment Service Agreement shall remain in force until the conclusion of the first meeting of the shareholders of the Fund and if it is approved by a vote of a majority of the outstanding voting securities of the Fund, it shall continue from year to year provided that the continuance is specifically approved at least annually either by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund and in either event such continuance shall be approved by the vote of a majority of the directors who are not interested persons of the Manager, Principal Life Insurance Company or its subsidiaries or the Fund cast in person at a meeting called for the purpose of voting on such approval. This Investment Service Agreement may, on sixty days written notice, be terminated at any time without the payment of any penalty, by the Board of Directors of the Fund, by vote of a majority of the outstanding voting securities of the Fund, by the Manager or Principal Life Insurance Company. This Investment Service Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 7, the definitions contained in Section 2(a) of the Investment Company Act of 1940 (particularly the definitions of "interested persons", "assignment" and "voting securities") shall be applied.

         8. Any notice under this Investment Service Agreement shall be in writing, addressed and delivered or mailed postage prepaid to the other parties at such addresses as such other parties may designate for the receipt of such notices. Until further notice it is agreed that the address of the fund, that of the Manager and that of Principal Life Insurance Company and its subsidiaries for this purpose shall be The Principal Financial Group, Des Moines, Iowa 50392.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in three counterparts by their duly authorized officers the day and year first above written.



                        PRINCIPAL VARIABLE CONTRACTS FUND, INC.

                           /s/R. C. Eucher
                        By_________________________________________________
                            R. C. Eucher, President and Chief Executive Officer


                        PRINCIPAL MANAGEMENT CORPORATION

                           /s/A. S. Filean
                        By________________________________________________
                            A. S. Filean, Senior Vice President



                        PRINCIPAL LIFE INSURANCE COMPANY

                           /s/R. C. Eucher
                        By________________________________________________
                            R. C. Eucher, Senior Vice President

                                   SCHEDULE A

For the services provided and the expenses incurred by Principal Life or its subsidiaries pursuant to the Investment Service Agreement, the Manager, not the Fund, shall pay Principal Life or its subsidiaries a fee, computed and paid monthly, at the annual rates shown below applied to the net assets of each of the Funds' accounts as of the first day of each month as follows:

                       Account                         Fee

            Bond*
               First $5 billion                      0.1150%
               Next $1 billion                       0.1000%
               Next $4 billion                       0.0950%
               Over $10 billion                      0.0900%
            Money Market                             0.0750%
            Real Estate Securities                   0.50%
            All Other Accounts                      At Cost**


*In calculating the fee for the Bond Account, assets of any unregistered separate account of Principal Life Insurance Company and any investment company sponsored by Principal Life Insurance Company to which PGI provides investment advisory services and which invests primarily in fixed-income securities (except money market separate accounts or investment companies, and excluding assets of all such separate accounts or investment companies for which advisory services are provided directly or indirectly by employees of Post Advisory Group, LLC) as well as the assets of the Balanced Account of Principal Variable Contracts Fund and Principal Balanced Fund, Inc., will be combined with the assets of the Bond Account to arrive at net assets.

The fee for assets of the Bond Account for which advisory services are provided directly or indirectly by employees of Post Advisory Group, LLC is equal to an annual rate of 0.3000%.

**As used in this Investment Service Agreement, "at cost" shall mean that, in consideration of the services to be rendered by Principal Life Insurance Company or its subsidiaries and their employees pursuant to this Investment Service Agreement, the Manager agrees to reimburse Principal Life Insurance Company or its subsidiaries for such costs, direct and indirect, as may be fairly attributable to the services performed for the Manager. Such costs shall include, but not be limited to, an appropriate portion of:

(a)          salaries;

(b)          employee benefits;

(c)          general overhead expense;

(d)          supplies and equipment; and

(e) a charge in the nature of rent for the cost of space in Principal Life Insurance Company offices fairly allocable to activities of the Manager under the Management Agreement.

In the event of disagreement between the Manager and Principal Life Insurance Company and its subsidiaries as to a fair basis for allocating or apportioning costs, such basis shall be fixed by the public accountants for the Fund.